Exhibit 19.1

Vivid Seats Inc.

Insider Trading Policy

(As of November 5, 2024)

I. SUMMARY

Preventing insider trading is necessary to comply with securities laws, as well as to preserve the reputation and integrity of Vivid Seats Inc. and its subsidiaries (collectively, the “Company”) and persons affiliated with the Company. Generally, “insider trading” occurs when any person purchases or sells a security while in possession of material, non-public information relating to a company or its securities. Insider trading is a crime, the penalties for which can include imprisonment, disgorgement of profits, and significant civil and criminal penalties. Insider trading is also prohibited by this Insider Trading Policy (this "Policy"), any violation of which may result in Company-imposed disciplinary action, including termination of employment for cause.

This Policy applies to all of the Company's directors, officers, employees and designated consultants, as well as to any entities controlled by such individuals. Individuals subject to this Policy are also responsible for ensuring that members of their households and family members who do not live in their household but whose transactions in Company securities are directed by them or subject to their influence or control (collectively, “Family Members”) comply with this Policy.

Questions regarding this Policy should be directed to the Company’s General Counsel (the "General Counsel").

II. Statement of Policies Prohibiting Insider Trading

No individual or entity subject to this Policy shall purchase or sell any type of security while in possession of material, non-public information relating to a company or its securities, whether or not the company in question is the Company. For example, if such an individual, in the course of their relationship with the Company, learns material non-public information relating to another company with which the Company does business, including a business partner or collaborator, they may not purchase or sell such other company’s securities until the information becomes public or is no longer material. Similarly, if such an individual, in the course of their relationship with the Company, learns material non-public information that could affect the stock price of another publicly traded company, they may not purchase or sell such other company’s securities until the information becomes public or is no longer material.

These prohibitions do not apply to:

•
the sale/purchase of Company securities to/from the Company;
•
the (i) exercise of Company stock options or other equity awards, (ii) surrender of Company stock to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement or (iii) vesting of Company equity awards, in each case that does not involve a market sale of Company securities; provided, for the avoidance of doubt, that the “cashless exercise” of a Company stock option through a broker does involve a market sale of Company securities and does not qualify under this exception; or
•
the sale/purchase of Company securities pursuant to a Trading Plan that complies with Rule 10b5-1 (each, as defined in Section VI) and the terms of this Policy.

In addition, no individual or entity subject to this Policy shall directly or indirectly communicate (“tip”) material, non-public information to anyone (i) outside of the Company, except in accordance with Company policies regarding the protection or authorized external disclosure of Company information, or (ii) within the Company, other than on a need-to-know basis.

III. Explanation of Insider Trading

A. Definitions

For purposes of this Policy:

•
“insider trading” refers to the purchase or sale of a security while in possession of “material,” “non-public” information relating to the security or its issuer;
•
“securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments;
•
“purchase” and “sale” are defined broadly under the federal securities laws to include not only the actual purchase or sale of a security, but any contract to purchase/sell or otherwise acquire/dispose of a security; accordingly, for purposes of this Policy, these terms include not only a purchase or sale of securities in the public market, but also any other purchase, sale, transfer, gift or other acquisition/disposition of securities, and any other arrangement or transaction that affects economic exposure to changes in the prices of securities.

It is generally understood that insider trading includes: (i) purchasing and selling by insiders while in possession of material, non-public information; (ii) communicating, or tipping, material, non-public information to a third person who then purchases or sells, including recommending the purchase or sale of a security while in possession of such information; and (iii) purchasing and selling by non-insiders while in possession of material, non-public information that was tipped to them or misappropriated.

B. What Information Is Material?

The materiality of information depends upon the specific facts and circumstances and is often evaluated by relevant enforcement authorities with the benefit of hindsight. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to purchase, sell or hold a security, or if the information is likely to have a significant effect on a security's market price. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security. Moreover, material information does not need to relate to a company’s business; for example, the contents of a forthcoming newspaper article that is expected to affect a security's market price can be material.

Examples of material information include, but are not limited to, information about: corporate earnings or earnings forecasts; potential mergers, acquisitions, tender offers, dispositions or other significant transactions; major new products or product developments; important business developments, such as those regarding strategic collaborations; management or control changes; significant financing developments, including pending sales or offerings of securities; defaults on borrowings or bankruptcies; significant disruptions in the Company’s operations; the significant loss, potential loss, breach or unauthorized access of Company property or assets, including information technology infrastructure and cybersecurity and privacy incidents or events; and significant litigation or regulatory actions.

C. What Information Is Non-Public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through a widely available (i) media outlet, such as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International, (ii) radio or television broadcast, (iii) newspaper or magazine publication or (iv) news website. Information can also be made public by the Company through a Regulation FD-compliant conference call, press release, website posting or filing with the Securities and Exchange Commission (the “SEC”). The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

Even after information is first publicized, a reasonable period of time (generally, two full trading days) must lapse in order for the market to react to the information before it is considered public. For the purposes of this Policy, a “trading day” is a day on which national stock exchanges are open for trading. For example, if the Company announced information on Monday (i) before 9:30 a.m. ET, the information would be deemed public after the close of trading on Tuesday, and (ii) after 9:30 a.m. ET, the information would be deemed public after the close of trading on Wednesday.

Questions regarding whether information is material or non-public should be directed to the General Counsel. As a rule of thumb, when in doubt about whether you possess material, non-public information, do not purchase or sell securities.

D. Who Is An Insider?

“Insiders” include a company's directors, officers, employees and designated consultants, as well as anyone else in possession of material non-public information relating to the company. Insiders have independent fiduciary duties to their company and its stockholders not to purchase or sell on the basis of material, non-public information relating to the company or its securities.

This Policy applies to all of the Company's directors, officers, employees and designated consultants, who should consider themselves insiders of the Company. This Policy also applies to any entities controlled by the foregoing individuals, including, but not limited to, any corporations, limited liability companies, partnerships or trusts. Transactions by such entities should be treated for purposes of this Policy and applicable securities laws as if they were transactions for the individual's own account. Individuals subject to this Policy are also responsible for ensuring that their Family Members comply with this Policy.

E. Trading by Persons Who Are Not Insiders

An insider is liable for communicating, or tipping, material, non-public information to a third party who purchases or sells on the basis of such information. A tippee also inherits an insider’s duties and is liable for purchasing or selling on the basis of material, non-public information illegally tipped to them. Similarly, just as an insider is liable for the insider trading of their tippee, so is a tippee who tips material, non-public information to another person who purchases or sells on the basis of such information. In other words, a tippee’s liability for insider trading is no different from that of an insider.

In addition to receiving overt tips, a non-insider can be liable for insider trading when they misappropriate and take advantage of material, non-public information obtained in breach of a fiduciary duty owed to the source thereof.

F. Examples of Insider Trading

Examples of insider trading cases include: (i) a director, officer, employee or designated consultant who purchases or sells in their company’s securities after learning of significant confidential corporate developments; (ii) a friend, business associate, Family Member or other tippee of such insider who purchases or sells in such securities after receiving such information; and (iii) a government employee who learns of such information in the course of their employment and purchases or sells on the basis of such information.

G. Penalties for Engaging in Insider Trading

Penalties for insider trading can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and the Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include: SEC administrative sanctions; securities industry self-regulatory organization sanctions; civil injunctions; damage awards to private plaintiffs; disgorgement of all profits; civil fines for the violator of up to three times the amount of profit gained or loss avoided; civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to three times the amount of profit gained or loss avoided by the violator; criminal fines for violators of up to $5,000,000 (for an individual) or $25,000,000 (for an entity); and jail sentences of up to 20 years.

Violations of this Policy could also result in Company-imposed disciplinary action, including termination of employment for cause. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as those prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), may also be violated in connection with insider trading.

H. Size of Transaction & Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC performs routine market surveillance and has the ability to monitor even the smallest trades. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

IV. Statement of Procedures Preventing Insider Trading

The following procedures have been established, and are maintained and enforced, by the Company to prevent insider trading. All of the Company's directors, officers and designated employees are required to follow these procedures.

A. Pre-Clearance of All Transactions by Directors, Officers & Designated Employees

To assist in preventing inadvertent securities law violations and to avoid the appearance of impropriety in connection with the purchase and sale of Company securities, all transactions in Company securities (including, without limitation, stock sales/purchases, stock option exercises and the sale of stock issued upon stock option exercises) by the Company's directors, officers and other employees designated in Schedule I hereto (which may be modified from time to time by the Company's Board of Directors (the "Board"), Chief Executive Officer (the "CEO"), Chief Financial Officer (the "CFO") or the General Counsel) (each, a “Pre-Clearance Person”), as well as by their Family Members and entities controlled by them, must be pre-cleared by the General Counsel. Pre-clearance does not relieve anyone of their responsibility to comply with federal securities laws or this Policy.

A request for pre-clearance must be submitted in writing (including, without limitation, by e-mail) to the General Counsel at least two trading days in advance of the proposed transaction and should identify (i) the name of the Pre-Clearance Person, (ii) the type of the proposed transaction (e.g., open market purchase, privately negotiated sale, stock option exercise), (iii) the proposed date of the proposed transaction and (iv) the type and number of securities to be involved in the proposed transaction. Unless otherwise determined by the General Counsel, the Pre-Clearance Person must also execute a certification (in a form approved by the General Counsel) that they are not aware of any material, non-public information relating to the Company or its securities.

The General Counsel has sole discretion to decide whether to clear any request for a proposed transaction; provided that the CFO has sole discretion to decide whether to clear any request for a proposed transaction by the General Counsel or any person or entity subject to this Policy as a result of their relationship with the General Counsel. A pre-cleared transaction must be effected within five trading days of receipt of the pre-clearance unless a specific exception has been granted by the General Counsel (or the CFO, as applicable). A pre-cleared transaction (or any portion thereof) that has not been effected during such five trading day period must be pre-cleared again prior to execution. Notwithstanding receipt of pre-clearance, if a Pre-Clearance Person becomes aware of material, non-public information or becomes subject to a black-out period before the pre-cleared transaction is effected, the transaction may not be completed (unless otherwise determined by the General Counsel or the CFO, as applicable).

None of the Company, the Board, the CEO, the CFO, the General Counsel, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance. Notwithstanding any pre-clearance of a transaction, none of the Company, the Board, the CFO, the General Counsel, the Company’s other employees or any other person assumes any liability for the legality or consequences of any transaction to the person engaging in such transaction.

B. Black-Out Periods

Directors, officers and those employees and consultants designated in Schedule II hereto (which may be modified from time to time by the Board, the CEO, the CFO or the General Counsel), as well as by their Family Members and entities controlled by them, are subject to quarterly black-out periods and shall not purchase or sell any Company security during the period beginning at 11:59 p.m. ET on the 14th calendar day before the end of any fiscal quarter of the Company and ending at the completion of the second full trading day after the public release of earnings data for such fiscal quarter (or during any other trading suspension period declared by the Company), except for the permitted transactions described in Section II. For example, if the Company’s fourth fiscal quarter ends at 11:59 p.m. ET on December 31, the corresponding black-out period would begin at 11:59 p.m. ET on December 17.

Exceptions to the quarterly black-out period policy may be approved only by the General Counsel; provided that the CFO may approve exceptions for the General Counsel or any person or entity subject to this Policy as a result of their relationship with the General Counsel; provided further that the Board may approve exceptions for a director or any person or entity subject to this Policy as a result of their relationship with a director.

From time to time, the Company (through the Board, the Company's Disclosure Committee, the CEO, the CFO or the General Counsel) may recommend that directors, officers, employees, designated consultants or others suspend transactions in Company securities because of developments that have not yet been publicly disclosed. Affected persons will be notified and shall not purchase or sell any Company security while the suspension is in effect and should not disclose to others the existence of the suspension.

If the Company is required to impose a “pension fund black-out period” under Regulation BTR, directors and executive officers (as defined in Rule 16a-1(f) under the Exchange Act) shall not, directly or indirectly sell, purchase or otherwise transfer during such period any Company equity securities acquired in connection with their service as a director or officer, except as permitted by Regulation BTR.

C. Post-Termination Transactions

If an individual is in possession of material, non-public information when their service with the Company terminates, that individual may not purchase or sell Company securities until such information has become public or is no longer material.

V. Additional Prohibited Transactions

The Company has determined that there is heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, persons and entities subject to this Policy shall comply with each of the following policies with respect to certain transactions in Company securities:

A. Short Sales

Short sales of Company securities may evidence an expectation on the part of the seller that such securities will decline in value and, therefore, may signal to the market that such seller lacks confidence in the Company or its short-term prospects. Short sales may also reduce the seller’s incentive to improve the Company’s performance. Accordingly, short sales of Company securities are prohibited by this Policy.

In addition to the above prohibition, Section 16 reporting persons (i.e., directors, certain officers and 10% stockholders) are prohibited under Section 16(c) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from making short sales of Company equity securities (i.e., sales of shares that the person does not own at the time of sale, or sales of shares against which the person does not deliver such shares within 20 days after the sale).

B. Puts, Calls, Options & Derivative Securities

Transactions in puts, calls, options and other derivative securities involving Company equity securities are, in effect, bets on the short-term movement of the Company’s stock and, therefore, may create the appearance that a director, officer, employee or designated consultant is trading based on inside information. Transactions in options, whether on an exchange, another organized market or an over-the-counter market, may also focus a person’s attention on the Company's short-term performance at the expense of its long-term objectives. Accordingly, transactions in puts, calls, options and other derivative securities involving Company equity securities are prohibited by this Policy.

C. Hedging Transactions

Purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities, may cause a director, officer, employee or designated consultant to have different objectives than the Company’s other stockholders. Accordingly, all such transactions involving Company equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly, are prohibited by this Policy.

D. Purchases of Securities on Margin; Pledging Securities as Collateral to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase Company securities (other than the cashless exercise of Company stock options through a broker under the Company’s equity plans). Margin purchases of Company securities are prohibited by this Policy except as otherwise may be pre-approved by the Board. Pledging Company securities as collateral to secure loans is also prohibited by this Policy, except as may be pre-approved by the Board. Any request for approval of such a transaction must be submitted in writing to the Board at least ten trading days prior to the proposed execution of documents evidencing the transaction. These prohibitions mean, among other things, that directors, officers, employees and designated consultants cannot hold Company securities in a “margin account” (which would allow them to borrow against their holdings to purchase securities).

E. Director & Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and officers. Directors and officers may use the cashless exercise feature of their equity awards only if (i) they retain a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price, (iii) they use a “T+1” cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the exercise price on the same day the sale of the stock underlying the equity award settles and (iv) they otherwise comply with this Policy. Under a T+1 cashless exercise, a broker, the Company, and the Company's transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has “extended credit” in the form of a personal loan to a director or officer. Questions about cashless exercises should be directed to the General Counsel.

F. Partnership Distributions

Nothing in this Policy is intended to limit the ability of a venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members or similar persons. It is the responsibility of each affected director and affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any such distributions based on all relevant facts and circumstances and applicable securities laws.

VI. Rule 10b5-1 Trading Plans

A. Overview

Rule 10b5-1 under the Exchange Act ("Rule 10b5-1") presents an opportunity for insiders to establish Trading Plans (as defined below) allowing them to (i) sell or purchase Company stock without the restrictions set forth in this Policy regarding black-out periods, even when there is undisclosed material information, and (ii) protect themselves from insider trading liability under Rule 10b5-1 for transactions thereunder.

As discussed in further detail below, a "Trading Plan" is a binding contract, written plan or specific instruction to purchase or sell Company stock that (i) was entered into in good faith outside of a black-out period and while the relevant person was unaware of material, non-public information and (ii) meets all of the other requirements of the affirmative defense provided by Rule 10b5-1.

Each Trading Plan, including any blind trust, discretionary account with banks or brokers, or limit orders, and any proposed modification or termination of a Trading Plan, must be submitted to and pre-approved by the General Counsel or such other person as the Board may designate from time to time (the “Authorizing Officer”), who may impose such conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. However, compliance of Trading Plans with the terms of Rule 10b5-1 and the execution of transactions pursuant to Trading Plans are the sole responsibility of the persons initiating the Trading Plans, not of the Company or the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 reporting obligations or from short-swing profit rules or liability. Furthermore, a Trading Plan only provides an “affirmative defense” in the event there is an insider trading lawsuit; it does not prevent someone from bringing such a lawsuit.

A person may enter into a Trading Plan only outside of a black-out period and at a time when such person does not possess material, non-public information. Although transactions effected under a pre-approved Trading Plan will not require further pre-approval at the time of the transaction, each transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of the transaction to permit the Company to assist in the preparation and filing of a required Form 4. However, the sole responsibility, and liability, for timely filing remains with the Section 16 reporting person, not with the Company. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in Company securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the Board, in their discretion, determine that doing so is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions Company securities. Failure to discontinue transactions as directed by the Authorizing Officer or the Board shall constitute a violation of the terms of this Policy and result in a loss of the exemptions set forth in this Section VI.

Directors, officers and employees may adopt Trading Plans with brokers that outline a pre-set plan for purchases or sales of Company stock, including the exercise of Company options. While transactions pursuant to a Trading Plan generally may occur at any time, a Trading Plan must include a minimum "cooling-off period" between its establishment and the commencement of any transactions thereunder that extends until the expiration of a period of: (a) for Section 16 reporting persons, the later of (i) 90 days after adoption or modification of a Trading Plan or (ii) two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted or modified, subject to a maximum of 120 days; and (b) for all other persons (except the Company), 30 days after adoption or modification of a Trading Plan.

Each Trading Plan must include a representation certifying that, at the time of adoption, the director, officer or employee is (i) not aware of any material non-public information about the Company or its securities and (ii) adopting the Trading Plan in good faith and not as a part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act.

Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1.

For clarity, the requirements of this Section VI.A do not apply to a Trading Plan entered into by a venture capital partnership or other similar entity with which a director is affiliated. It is the responsibility of each such partnership or entity, in consultation with their own counsel (as appropriate), to comply with applicable securities laws in connection with any Trading Plan.

B. Terminations and Amendments

A Trading Plan should be terminated occur only in unusual circumstances. Any modification or termination of a Trading Plan must be submitted to and pre-approved by the Authorizing Officer.

A person acting in good faith may amend pr modify a Trading Plan so long as such it is made outside of a black-out period and at a time when such person does not possess material, non-public information. Any amendment to or modification of a Trading Plan must be submitted to and pre-approved by the Authorizing Officer. Any amendment to or modification of a Trading Plan that changes the amount, price or timing of the purchase or sale of the underlying securities will trigger a new cooling-off period (as described in Section VI.A).

Under certain circumstances, a Trading Plan must be terminated. This may include circumstances such as the announcement of a merger or the occurrence of an event that would cause transactions under the Trading Plan to either violate applicable law or adversely effect the Company. The Authorizing Officer or the administrator of the Company’s equity plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of termination.

C. Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

D. Reporting (if Required)

If required, a Form 144 will be completed and filed with the SEC by the individual/broke in accordance with the existing rules regarding Form 144 filings. The Form 144 should indicate that the relevant disposition(s) are being made in reliance on Rule 10b5-1. For Section 16 reporting persons, a Form 4 should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed; provided that the date of such notification is not later than the third business day following the trade date. The Form 4 must indicate that the transaction was made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).

E. Stock Options

If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s equity plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

F. Trades Outside of a Trading Plan

Outside of a black-out period, transactions outside of a Trading Plan while there is a Trading Plan in place are allowed as long as the Trading Plan continues to be followed and such transactions do not impact the availability of the Rule 10b5-1 affirmative defense (in other words, such transactions do not have the effect of changing the amount, price or timing of, or constitute a corresponding or hedging transaction or position with respect to, any purchase or sale under the Trading Plan).

G. Public Disclosure

The Company reserves the right to publicly disclose, announce or respond to inquiries from the media regarding the adoption, modification or termination of any Trading Plan and/or non-Rule 10b5-1 trading arrangement, or the execution of transactions made thereunder.

H. Prohibited Transactions

The transactions prohibited under Section V may not be carried out through a Trading Plan or other arrangement or instruction involving potential sales or purchases of Company securities.

I. Limitation on Liability

None of the Company, the Board, the CEO, the CFO, the General Counsel, the Authorizing Officer, the Company’s other employees or any other person will have any liability for any delay in reviewing, or refusal of, a Trading Plan. Notwithstanding any review of a Trading Plan, none of the Company, the Board, the CFO, the General Counsel, the Authorizing Officer, the Company’s other employees or any other person assumes any liability for the legality or consequences of any Trading Plan or transaction to the person adopting such Trading Plan or engaging in such transaction.

VII. Certification of Compliance

After reviewing this Policy and on an annual basis, all directors, officers, employees and designated consultants shall execute and return to the General Counsel the Certification of Compliance form attached hereto as Exhibit A.

* * * * *

Schedule i

DESIGNATED PERSONS SUBJECT TO PRE-CLEARANCE REQUIREMENTS

Directors

All employees that are Director or a higher level of seniority

Schedule iI

DESIGNATED EMPLOYEES SUBJECT TO BLACK-OUT PERIODS

All employees

EXHIBIT A

CERTIFICATION OF COMPLIANCE

RETURN BY [_________] [insert return deadline]

TO: General Counsel

FROM: __________________________

RE: INSIDER TRADING POLICY OF VIVID SEATS INC.

I have received, reviewed and understand the Insider Trading Policy of Vivid Seats Inc. (the "Company") and undertake, as a condition to my present and continued employment and/or affiliation with the Company, to comply fully with the policies and procedures contained therein.

[I hereby certify, to the best of my knowledge, that during the calendar year ending December 31, [__], I complied fully with the policies and procedures contained in the above-referenced Insider Trading Policy.] [Bracketed language should be excluded from an initial certification.]

___________________________ _______________
SIGNATURE DATE

___________________________
TITLE